Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2010 Results
Dallas (April 1, 2011) — Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2010. The Company reported net income applicable to common shares of $1.84 million or $0.44 per share, as compared to a net income applicable to common shares of $0.92 million or $0.22 per share for the same period ended 2009.
     Net income for the three months ended December 31, 2010 was $1.7 million or $0.41 per share, as compared to a net income applicable to common shares of $2.1 million or $0.49 per share for the same period ended 2009. The company has surplus cash flow notes receivable and interest income is recorded upon the receipt of cash. In the fourth quarter, the Company received $2.6 million during the three months ended December 31, 2010 and $3.2 million during the same period ended 2009.
     Rental revenues were $313,000 for the twelve months ended December 31, 2010. This represents an increase of $67,000 as compared to the prior period revenues of $246,000, due to an increase in our rental income received from the leasing of our storage warehouse.
     Property operations expenses were $164,000 for the twelve months ended December 31, 2010. This represents a decrease of $27,000, as compared to the prior period operating expenses of $l91,000, due to an overall decrease in costs and additional repairs and maintenance incurred in our storage warehouse.
     There was no depreciation or amortization expense for the twelve months ended December 31, 2010, as compared to $40,000 in the prior period. In 2009, we divested ourselves of our commercial segment with the sale of the 2010 Valley View office building and the Parkway Centre retail shopping center, resulting in land held for development or sale remaining as our sole operating segment.
     Our interest income was $4.3 million for the twelve months ended December 31, 2010. This represents a decrease of $0.4 million in the current year, as compared to interest income of $4.7 million in the prior period. The decrease is due to fewer payments received on our notes receivables from Unified Housing Foundation, an affiliated entity. The receivables are surplus cash flow notes. The entity is required to pay on the notes when they generate surplus cash flow, thus interest income is recorded when received. Less surplus cash flow was generated in the current year, as compared to the prior year.
     Mortgage loan interest expense was $1.3 million for the twelve months ended December 31, 2010. This represents a decrease of $0.6 million in the current year, as compared to interest expense of $1.9 million in the prior period. The majority of this decrease is due to the modification a large land loan, lowering the interest rate and reducing our interest obligations to the lender.
     Earnings from unconsolidated subsidiaries and investees relate to IOT’s 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.
     Due to the overall positive income, we had a net income fee expense due to our advisor. This fee is based on a percentage of total net income.
About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2010
	2010	2009	2008
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues(including $313 and $243 and $282 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	$313	$246	$310

Expenses:
Property operating expenses (including $2 and $5 and $8 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	164	191	381
Depreciation and amortization	—	40	60
General and administrative (including $178 and $117 and $28 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	402	405	599
Advisory fee to affiliates	866	881	895

Total operating expenses	1,432	1,517	1,935

Operating loss	(1,119)	(1,271)	(1,625)

Other income (expense):
Interest income (including $4,292 and $4,661 and $2,964 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	4,292	4,661	2,993
Mortgage and loan interest	(1,281)	(1,883)	(2,043)
Gain on involuntary conversion	—	—	7,356
Earnings from unconsolidated subsidiaries and investees	(3)	18	(458)
Net income fee to affiliates	(99)	(115)	(1,011)

Total other income	2,909	2,681	6,837

Income before gain on land sales, non-controlling interest, and taxes	1,790	1,410	5,212

Income from continuing operations before tax	1,790	1,410	5,212
Income tax benefit (expense)	48	(493)	7,524

Net income from continuing operations	1,838	917	12,736

Discontinued operations:
Income from discontinued operations	—	5	21,497

Income tax expense from discontinued operations	—	(2)	(7,524)

Net income from discontinued operations	—	3	13,973

Net income	1,838	920	26,709

Earnings per share — basic
Income from continuing operations	$0.44	$0.22	$3.06
Discontinued operations	—	—	3.35

Net income applicable to common shares	$0.44	$0.22	$6.41

Earnings per share — diluted
Income from continuing operations	$0.44	$0.22	$3.06
Discontinued operations	—	—	3.35

Net income applicable to conmon shares	$0.44	$0.22	$6.41

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,264
Weighted average common share used in computing diluted earning per share	4,168,214	4,168,214	4,168,264

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$29,561	$29,503

Total real estate	29,561	29,503

Notes and interest receivable from related parties	38,405	38,818
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	36,579	36,992
Cash and cash equivalents	20	2
Investments in unconsolidated subsidiaries and investees	89	92
Receivable and accrued interest from related parties	48,598	46,676
Other assets	2,240	2,400

Total assets	$117,087	$115,665

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$36,604	$37,080
Deferred revenue (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities (including $1 in 2010 and $2 in 2009 from affiliated and related parties)	401	341

	43,555	43,971
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2010 and 2009	42	42
Treasury stock at cost, 5,461 shares in 2010 and 2009	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	11,574	9,736

Total shareholders’ equity	73,532	71,694

Total liabilities and shareholders’ equity	$117,087	$115,665

Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations, (800) 400-6407
investor.relations@primeasset.com